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EXHIBIT 4.11

                                November 26, 2001

Mr. Marvin Winkler
Co-Chairman & Co-Chief Executive Officer
SSP Solutions, Inc.
17861 Cartwright Road
Irvine, CA 92614

Dear Marvin:

        This is to confirm the engagement of William Blair & Company, L.L.C. ("Blair") by SSP Solutions, Inc. (the "Company") to render certain investment banking services in connection with a possible private placement or other sale, by the Company in a target amount of $15 million, with a minimum of $5 million (the "Possible Private Placement") to one or more potential investors of securities of the Company (which could include, without limitation, debt or equity securities of the Company; options, warrants or rights to acquire debt or equity securities convertible into or exchangeable for debtor equity securities of the Company).

1.
Services to Be Rendered. Blair will perform such of the following services in connection with the Possible Private Placement as the Company may reasonably request;

a.
Blair will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

b.
Blair will assist the Company in preparing and distributing a Confidential Offering Memorandum of the Company relating to the Possible Private Placement (the "Confidential Memorandum");

c.
Blair will identify a number of possible investors, which might have an interest in receiving the Confidential Memorandum and evaluating participation in the Possible Private Placement;

d.
Upon authorization from the Company, Blair will contact one or more of such possible investors;

e.
Blair will assist the Company and its Board of Directors in evaluating proposals received from any such possible investors;

f.
Blair will participate with the Company and its counsel in negotiations relating to the Possible Private Placement and

g.
Blair will participate in meetings of the Board of Directors of the Company (such participation to be in person or by telephone, as appropriate) at which the Possible Private Placement is to be considered and, as appropriate, will report to the Board of Directors with respect thereto.

  In connection with Blair's activities on the Company's behalf, the Company agrees to cooperate with Blair and will furnish to, or cause to be furnished to, Blair all information and data concerning the Company (the "Information") which Blair reasonably deems appropriate for purposes of the Confidential Memorandum or otherwise and will provide Blair with access to the Company's officers, directors, employees and advisors. The Company represents and warrants that all Information made available to Blair by the Company with respect to a Possible Private Placement or otherwise included or incorporated by reference in the Confidential Memorandum will be complete and correct and that any projections, forecasts or other Information provided by the Company to Blair will have been prepared in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify Blair if the Company believes that any Information, which was previously provided to Blair, has become materially misleading. The Company acknowledges and agrees that in rendering its services hereunder, Blair will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Blair) without independent verification thereof or independent appraisal or evaluation of the Company, or any party to the transaction. Blair does not assume responsibility for the accuracy or completeness of the Information, the Confidential Memorandum or any other information regarding the Company. If all or any portion of the business of the Company is engaged in through subsidiaries or other affiliates, the references in this paragraph to the Company will, when appropriate, be deemed also to include such subsidiaries or other affiliates.

  It is further understood that any advice rendered by Blair during the course of participating in negotiations and meetings of the Board of Directors of the Company, as well as any written materials provided by Blair, are intended solely or the benefit and confidential use of the Board of Directors and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Blair's prior written consent.

  The Company represents to Blair that the Company has not engaged in any other offering of securities and has taken all actions necessary that would cause the Possible Private Placement to qualify for an applicable exemption from registration under the Securities Act of 1933, as amended.

2.
Fees. In the event that the Possible Private Placement is consummated the Company will pay or cause to be paid to Blair a fee (the "Placement Fee") equal to 8.5°/a of the total consideration received by the Company and its stockholders as a result of such consummation (the "Transaction Consideration"). The Placement Fee will be comprised of 6.5% in cash and 2% in the form of warrants for the purchase of the Company's common stock at exercise price equal to 100% of the equity offering price and for a term of 3 years:

  For purposes of this letter agreement, the term "Transaction Consideration" will mean the total amount of cash and the fair market value of the other property paid or payable directly or indirectly to the Company, any of its security holders or any of its directors or executive officers in connection with tile Possible Private Placement.

  The Placement Fee will be payable in full upon the closing of the Possible Private Placement; provided, however, that if the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of rime or the occurrence of some future event or circumstance ("Contingent Value"), the portion of the Placement Fee attributable to such Contingent Value will be paid to Blair at the time that such Contingent Value is paid.

  If any portion of the Transaction Consideration is received in the form of securities for which a public trading market existed prior to consummation of the Possible Private Placement, the value of such securities, for purposes of calculating the Transaction Consideration, will be determined by the closing or last sales price for such securities on the last trading day prior to the consummation of the Possible Private Placement. If such securities do not have an existing public trading market, the value of the securities will be the mutually agreed upon fair market value thereof provided that promissory notes or other debt obligations will be valued at the face amount thereof.

3.
Expenses. The Company will reimburse Blair for all out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by Blair) reasonably incurred by it in connection with its engagement hereunder, not to exceed $25,000 without prior written consent. Such reimbursement will be payable promptly upon submission by Blair of statements to the Company.

4.
Indemnification. Blair and the Company have entered into a separate indemnity agreement, dated the date hereof (the "Indemnity Agreement"), providing among other things for the indemnification of Blair by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement) in connection with Blair's engagement hereunder. The terms of the Indemnity Agreement are incorporated by reference into this letter agreement.

5.
Termination. Blair's engagement hereunder may be terminated by either the Company or Blair at any time, with or without cause, upon written notice to the other party; provided, however, that (a) no such termination will affect Blair's right to expense reimbursement under Section 3, the payment of any accrued and unpaid fees pursuant to Section 2 or the indemnification contemplated by Section 4 or the Indemnity Agreement referred to therein and (b) if the Company, directly or indirectly, consummates the Possible Private Place within twelve months following such termination with any party (i) which Blair has identified, (ii) in respect of which Blair has rendered advice, or (iii) with which the Company has directly or indirectly held discussions or furnished information regarding the Company prior to such termination, then Blair will be entitled to the full amount of the fee contemplated by Section 2.

6.
Additional Services, Fees and Expenses. In the event that, within 12 months of the closing of a Possible Private Placement, the Company shall file a registration statement with the Securities and Exchange Commission for a follow-on offering of common stock of the Company, the Company will engage Blair as one of the managing underwriters of the follow-on offering, on terms which are reasonable and customary for offerings of such nature and Blair shall participate in such public offering on terms no less favorable than that of the other co-managing underwriters (unless Blair, in its discretion, declines such engagement).

7.
Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement and the Indemnity Agreement will be deemed made in Illinois and will be governed by the laws of the State of Illinois. The Company irrevocably submits to the jurisdiction of any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding, arising out of this letter agreement or the Indemnity Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with the Indemnity Agreement, this letter agreement and the transactions contemplated hereby (including, without limitation, any Possible Private Placement).

8.
No Rights in Equityholders, Creditors. This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement. The Company acknowledges and agrees that (a) Blair will act as an independent contractor and is being retained solely to assist the Company in its efforts to effect a Possible Private Placement and that, Blair's not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a Possible Private Placement (b) Blair is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any other person by virtue of this letter agreement and the retention of Blair hereunder, all of which duties and liabilities are hereby expressly waived and (c) nothing contained herein shall be construed to obligate Blair to purchase, as principal, any of the securities offered by the Company in the Possible Private Placement. Neither equityholders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

9.
Blair; Other Activities. It is understood and agreed that Blair may, from time to time, make a market in, have along or short position, buy and sell or otherwise affect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this letter agreement. This is to confirm that possible investors identified or contacted by Bias could include entities in respect of which Blair may have rendered or may in the future render services.

10.
Company; Other Funding Sources, It is understood and agreed between the Company and Blair that the Possible Private Placement contemplated by this engagement may not meet in full the Company's capital requirements through December 31, 2002. Following consultation with Blair and conveying these capital requirements to Blair, should Blair be unable to provide the required additional capital, SSP shall have the right to engage additional sources offending.

11.
Approval of the Board. This engagement shall be subject to the approval of the board of directors of SSP Solutions, Inc.

12.
Other. This letter agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

        If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us. We look forward to working with you.

Very truly yours,.
WILLIAM BLAIR & COMPANY, L.L.C.
		By:	/S/ SHEZAD K. BANDUKWALA Name: Shezad K. Bandukwala Title: Principal
ACCEPTED AND AGREED AS OF: THE DATE FIRST ABOVE WRITTEN
SSP SOLUTIONS, INC.
By:	/S/ THOMAS E. SCHIFF Name: Thomas E. Schiff Title: CFO

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  EXHIBIT 4.11